Stonefield Josephson, Inc.
                          Certified Public Accountants
                                Business Advisors


June 12, 2003

Securities and Exchange Commission
450 5th Street NW
Washington, D.C., 20549

Re:      Aegis Assessments, Inc.
         Commission File No. 333-100462

Dear Commissioners:

We have read the statements contained in Item 4 "Changes in Registrant's Certifying Account" of the Form 8-K of Aegis Assessments, Inc. field with the Securities and Exchange Commission on June 10, 2003 and agree with the statements contained therein, except for as follows: Our audit report dated August 28, 2002 did contain an explanatory paragraph discussing matters that raised substantial doubt as to the Registrant's ability to continue as a going concern.

Very truly yours,

/s/ Stonefield Josephson, Inc.
Certified Public Accountants
Irvine, California